Exhibit 10.1

FOURTH AMENDMENT TO AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This is the Fourth Amendment to the Amended and Restated Employment Agreement which was originally effective as of January 22, 2003, between Ameron International Corporation, a Delaware corporation (the “Company”), and James S. Marlen (the “Employee”) and was amended by the First Amendment to the Amended and Restated Employment Agreement effective as of September 19, 2007, the Second Amendment to the Amended and Restated Employment Agreement effective as of March 22, 2010 and the Third Amendment to the Amended and Restated Employment Agreement effective as of July 1, 2011 (together the “Agreement”).

I.

1. Paragraph 10.3 of the Agreement is hereby amended to revise subparagraph (1) thereof to read in its entirety as follows:

(1) (A) in the event of termination before Employee commences to serve as Executive Chairman of the Board, the Company shall pay Employee a lump-sum severance amount within thirty (30) days following termination equal to the annual base salary and target annual bonus in effect as of the date of termination that Employee would have been entitled to receive if he had served as President and Chief Executive Officer from the date of his termination through the end of the Term, and (B) in the event of termination after Employee commences to serve as Executive Chairman of the Board, the Company shall pay Employee a lump-sum severance amount within thirty (30) days following termination equal to the annual base salary and target annual bonus in effect as of the date of termination that Employee would have been entitled to receive under Paragraph 2.1(3) of the Agreement if he had served as Executive Chairman of the Board from the date of his termination through the end of the Term; provided that Employee shall not be entitled to receive any lump-sum severance amount if Employee’s employment is terminated for any reason at any time on or after the end of the Term;

2. Paragraph 10.5 of the Agreement is hereby amended to revise subparagraph (2) thereof to read in its entirety as follows:

(2) In the event that the Company terminates Employee’s employment without cause at any time during the Term of this Agreement immediately prior to or within the period of twelve (12) months following the date of a Change of Control, then Employee shall be entitled to the termination benefits described in Paragraph 10.3 hereinabove; provided that the lump-sum severance amount paid to Employee under this Paragraph 10.5(2) shall not be calculated based on Paragraph 10.3(1) hereinabove, but (i) shall be equal to 1.5 times the sum of (x) Employee’s annual base salary in effect as of the date of termination plus (y) the average annual bonus paid to Employee during the five years preceding the date of termination (provided that in the event of termination after Employee commences to serve as Executive Chairman of the Board, only seventy percent (70%) of Employee’s annual bonus for any period when he served as Chief Executive Officer shall be counted for purposes of calculating his average annual bonus), and (ii) shall be reduced to offset compensation and other earned income earned by Employee in the manner provided in Paragraphs 10.5(3) and (4) below; provided that Employee shall not be entitled to receive any lump-sum severance amount if Employee’s employment is terminated for any reason at any time on or after the end of the Term.

II.

All other terms and conditions of the Agreement are hereby ratified and confirmed.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Fourth Amendment to Amended and Restated Employment Agreement effective as of August 11, 2011.

AMERON INTERNATIONAL CORPORATION

By:	/s/ John E. Peppercorn
John E. Peppercorn Chairman, Compensation Committee of the Board of Directors

EMPLOYEE

/s/ James S. Marlen
James S. Marlen